Exhibit 99.3

News Release

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Pete Stoddart
Media Relations
Ceridian Corporation
952/853-4278

CERIDIAN CORPORATION ANNOUNCES OFFERING OF UP TO $1,300,000,000 OF NOTES

MINNEAPOLIS, MN, October 22, 2007 – Ceridian Corporation (NYSE:CEN) today announced that Foundation Merger Sub, Inc. intends to offer up to $1,300,000,000 of notes in connection with the Ceridian acquisition by affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. The consummation of the notes offering is subject to market and other conditions including, without limitation, the closing of the merger described below.

Foundation Merger Sub, Inc. was formed in connection with Ceridian’s previously announced agreement to merge with an entity controlled by affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. The notes will be issued by Foundation Merger Sub, Inc. Ceridian will assume all of the obligations under the notes upon consummation of the merger. The net proceeds from the offering of the notes, together with other financing sources, will be used to consummate the merger and pay related fees and expenses.

The notes have not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Concerning Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those relating to the expected completion and timing of the acquisition, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties, such as the condition of the financing markets, that could cause actual results to differ materially from those expressed in such forward-looking statements.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects.